Exhibit 99.1

        iMergent Reports Record Fiscal Third Quarter Revenue,
                   Pre-Tax Earnings and Cash Flows

    OREM, Utah--(BUSINESS WIRE)--April 28, 2005--iMergent, Inc.
(AMEX:IIG)

    --  Revenue Increased 57% Compared to Third Quarter 2004

    --  March 2005 Highest Revenue Month in Company History

    -- Fiscal 2005 Annual Revenue Guidance Raised to Approximately 40% Over Fiscal 2004

    --  Earnings Before Taxes (EBT) Increased 159% Compared to Third
        Quarter 2004

    --  EBT per Diluted Share Increased to $0.47

    --  EPS per Diluted Share $0.31

    --  Cash Flow from Operations During the Quarter of $5.1 Million

    iMergent, Inc., (AMEX:IIG) a leading provider of eCommerce and software for small businesses and entrepreneurs, announced its results for the fiscal third quarter and nine-months ended March 31, 2005.
    Total revenue for the fiscal third quarter 2005 ended March 31, 2005 rose 57 percent to $30.8 million from $19.6 million in the same quarter of fiscal 2004. During the quarter, the company hosted 184 workshops, 32 of which were outside the U.S., compared to the third quarter of 2004 when the company conducted 146 workshops, 8 of which were international.
    Brandon Lewis, president and chief operating officer, said, "Sales execution exceeded our expectations, with March delivering our highest revenue month in the company's history. In the quarter, we balanced our marketing with a solid mix of domestic and international workshops and continued to drive strong financial results. Incremental sales to existing customers and high levels of sales of ancillary products also contribute to these results, as our merchants continue to recognize the value of our comprehensive solutions."
    Lewis added, "At iMergent, we are constantly evaluating the products and services offered to our customers to build on our competitive advantage in the marketplace and to ensure the highest levels of customer satisfaction. In late 2004, we commissioned Dan Jones & Associates, a market research and public opinion polling firm, to conduct nationwide telephone surveys of recent StoresOnline(TM) customers about their experience with iMergent customer service. This process validated our internal evaluation methods and our customers' satisfaction. We remain firmly confident our platform and service capabilities are the most compelling value in the marketplace."
    Earnings before income taxes (EBT) for the fiscal third quarter 2005 increased 159 percent to $6.0 million from $2.3 million in the same quarter of 2004. EBT per diluted share were $0.47 for the fiscal third quarter 2005, compared to $0.19 for the fiscal third quarter of 2004. Net income for the fiscal third quarter 2005 was $4.0 million, or $0.31 per diluted share, compared to net income of $15.8 million, or $1.28 per diluted share, for the comparable quarter of the prior fiscal year. During the fiscal third quarter of 2004, iMergent recognized a $13.5 million non-cash income tax benefit based on the reversal of the valuation allowance against its deferred tax asset, which consisted mainly of net operating losses carried forward (NOL) from prior periods, effectively eliminating a $14.1 million tax burden on future earnings.
    Robert Lewis, chief financial officer, stated, "Building on the strength of our previous quarter, we delivered increased cash flow from operations in the fiscal third quarter 2005 of $5.1 million, our highest level ever, and our cash balance rose to $12.2 million. We continue to leverage our business model and drive efficiencies and productivity, as operating income as a percentage of revenue increased to 16 percent for the quarter from 13 percent in the fiscal second quarter 2005. Profitability was also boosted by an increase in gross margin as a percent of revenue, which improved to 79 percent for the quarter compared to 73 percent in the fiscal second quarter 2005."
    Revenue for the nine-months ended March 31, 2005 grew to $85.9 million versus $56.1 million for the comparable period in 2004, an increase of 53 percent. EBT for the nine-months ended March 31, 2005 increased 131 percent to $13.7 million from $5.9 million in the same period of 2004. EBT per diluted share also rose to $1.11 for the nine-months ended March 31, 2005, up from $0.49 for the comparable period in fiscal 2004. Net income for the nine-months ended March 31, 2005 decreased to $8.8 million, or $0.71 per diluted share, compared to $19.4 million, or $1.61 per diluted share, for the comparable period in fiscal 2004, which included a $13.5 million non-cash income tax benefit.
    Don Danks, chairman and chief executive officer, stated, "Our sales teams continue to execute well in all geographic regions and ongoing customer interest and growth reinforces our confidence in the strength and value of our product offerings. Earlier in April, we announced the successful results of our workshops in the United Kingdom. As we continue to deepen our reach into the global marketplace, while at the same time growing our domestic presence, we are proactively working to gain a competitive advantage in new areas. For example, during the quarter, we opened an office in Singapore to increase our strategic presence in the international marketplace."

    Recent Highlights

    -- Delivered $5.1 million in cash flow from operations in the fiscal third quarter 2005.

    -- Held 18 StoresOnline workshops in the United Kingdom during March that contributed $3.8 million in revenue.

    -- Held the first iMergent Analyst Day at the company's headquarters in Orem on March 18th.

    -- Increased line of credit with JPMorgan Chase & Co. to $15 million.

    -- Recognized in the January 31st, 2005 edition of the Investor's Business Daily (IBD) 100.

    Danks added, "We remain confident in our outlook for the balance of fiscal 2005 and look forward to continued growth in the global eCommerce marketplace. Internal growth remains strong, and substantial cash is being generated from operations. In addition, we continue to evaluate opportunities to expand our product and service offerings into new vertical markets as part of our long-term growth strategy."

    Outlook

    Management raised its full year fiscal 2005 revenue growth outlook to around 40 percent over fiscal 2004. Previous outlook had been for 30 percent to 35 percent revenue growth in fiscal 2005. In addition, positive operating leverage is expected to continue with the annual net income growth rate to possibly exceed the annual revenue growth rate. The future tax rate is anticipated to be 38 percent, with the majority of tax provisions being primarily non-cash.

    Conference Call

    Management will hold a conference call to discuss these results on Thursday, April 28, 2005 at 4:30 p.m. ET, 1:30 p.m. PT. The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic participants and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the beginning of the call at 1:30 p.m. PT (4:30 p.m. ET). A telephone replay will be available through May 2nd, 2005; dial 706-645-9291, and enter access code 5524366.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business product or idea via the Internet. Headquartered in Orem, Utah the company sells its proprietary StoresOnline(TM) software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In connection with software, iMergent offers site development, web hosting, marketing and mentoring products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

    iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.

    Statements made in this press release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's continued ability to increase revenue; the future success of workshops domestically and internationally; the ability to continue to increase additional ancillary product revenue; the ability to increase incremental sales to existing customers; the ability to build on our competitive advantage in the marketplace and to ensure the highest levels of customer satisfaction; the ability to maintain the success of our platform and service capabilities; the ability to continue to increase cash flow and maintain or increase our cash balance; the continued ability to leverage our business model and drive efficiencies and productivity; the ability to maintain or increase gross margins; the ability to maintain growth in the global eCommerce marketplace; the continuation of substantial cash being generated from operations; the ability to provide merchants services which grow their business; the Company's ability to attract and retain key management and other personnel; the results of Class Action suits filed; the company's resolution of the Texas proceeding; employees complying with company policy and laws. For a more detailed discussion of factors that affect iMergent's operating results, please refer to its SEC reports including its most recent Form 10-K and Form 10-Q. The company undertakes no obligation to update this forward-looking information.


                   IMERGENT, INC.  AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets

                                            March 31,      June 30,
                                               2005          2004
                                           ------------- -------------
Assets                                      (Unaudited)

Current assets
-------------------------------------------
Cash                                       $ 12,232,593  $  4,956,512
Trade receivables, net of allowance for
 doubtful accounts of $11,246,980 at March
 31, 2005 and $5,784,113 at June 30, 2004    17,975,508    12,427,366
Inventories                                     172,236        71,416
Prepaid expenses and other current assets     2,370,554     1,145,632
Deferred tax assets - current                 6,631,690     3,714,732
Credit card reserves                            287,854       596,556
                                           ------------- -------------
     Total current assets                    39,670,435    22,912,214

Property and equipment, net                     505,822       524,427
Goodwill, net                                   455,177       455,177
Trade receivables, net of allowance for
 doubtful accounts of $6,271,293 at
 March 31, 2005 and $3,167,216 at June 30,
 2004                                         9,308,747     6,515,102
Deferred tax assets                           6,814,069     9,406,523
Other assets                                    409,078       612,632
                                           ------------- -------------
     Total Assets                          $ 57,163,328  $ 40,426,075
                                           ============= =============

Liabilities and Stockholders' Equity

Current liabilities
-------------------------------------------
Accounts payable                           $  3,362,231  $  2,849,632
Accrued expenses and other current
 liabilities                                  5,564,294     3,367,799
Income taxes payable                          2,472,356       873,235
Deferred revenue                              1,185,882       562,076
Line of credit                                2,499,739     1,377,715
Current portion of capital lease
 obligations                                     87,777        56,682
                                           ------------- -------------
     Total current liabilities               15,172,279     9,087,139

Capital lease obligations, net of current
 portion                                        101,904       201,053
Notes payable                                         -       400,000
                                           ------------- -------------
     Total liabilities                       15,274,183     9,688,192
                                           ------------- -------------

Stockholders' equity
-------------------------------------------
Capital stock, par value $.001 per share
  Preferred stock - authorized 5,000,000
   shares; none issued                                -             -
  Common stock - authorized 100,000,000
   shares; issued and outstanding
   12,124,172 and 11,536,258 shares, at
   March 31, 2005 and June 30, 2004,
   respectively                                  12,125        11,537
Additional paid-in capital                   75,713,501    73,330,600
Deferred compensation                                 -        (6,112)
Accumulated other comprehensive loss             (4,902)       (4,902)
Accumulated deficit                         (33,831,579)  (42,593,240)
                                           ------------- -------------
     Total stockholders' equity              41,889,145    30,737,883
                                           ------------- -------------

Total Liabilities and Stockholders' Equity $ 57,163,328  $ 40,426,075
                                           ============= =============



                   IMERGENT, INC. AND SUBSIDIARIES
   Unaudited Condensed Consolidated Statements of Earnings for the
    Three Months and the Nine Months Ended March 31, 2005 and 2004

                      Three Months Ended         Nine Months Ended
                   ------------------------- -------------------------
                     March 31,    March 31,    March 31,    March 31,
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------

Revenue            $30,781,896  $19,564,954  $85,884,388  $56,060,551

Cost of revenue      6,553,940    4,059,290   21,659,728   12,966,772
                   ------------ ------------ ------------ ------------

  Gross profit      24,227,956   15,505,664   64,224,660   43,093,779

Operating expenses

Research and
 development           230,471       93,485      550,870      256,214
Selling and
 marketing           8,052,263    5,580,894   22,619,017   14,555,026
General and
 administrative      3,087,562    1,970,383    7,324,085    6,114,212
Bad debt expense     8,044,824    6,020,349   22,961,271   17,383,435
                   ------------ ------------ ------------ ------------
  Total operating
   expenses         19,415,120   13,665,111   53,455,243   38,308,887
                   ------------ ------------ ------------ ------------

Earnings from
 operations          4,812,836    1,840,553   10,769,417    4,784,892

Other income
 (expense)
Other income, net      241,828        6,645      382,307       49,933
Interest income        937,660      468,661    2,593,619    1,110,418
Interest expense       (22,221)      (8,721)     (77,967)     (20,286)
                   ------------ ------------ ------------ ------------
  Total other
   income, net       1,157,267      466,585    2,897,959    1,140,065
                   ------------ ------------ ------------ ------------

Earnings before
 income taxes        5,970,103    2,307,138   13,667,376    5,924,957

Income tax
 (provision)
 benefit            (2,000,139)  13,515,081   (4,905,715)  13,515,081
                   ------------ ------------ ------------ ------------

Net earnings       $ 3,969,964  $15,822,219  $ 8,761,661  $19,440,038
                   ============ ============ ============ ============

Earnings per share:
  Basic            $      0.33  $      1.39  $      0.75  $      1.72
  Diluted          $      0.31  $      1.28  $      0.71  $      1.61

Weighted average
 shares
 outstanding:
  Basic             11,965,993   11,368,868   11,738,149   11,275,086
  Diluted           12,654,448   12,353,626   12,327,647   12,111,583



                  IMERGENT, INC. AND SUBSIDIARIES
         Earnings Before Income Taxes Per Share Calculation

                      Three Months Ended         Nine Months Ended
                   ------------------------- -------------------------
                    March 31,    March 31,    March 31,    March 31,
                       2005         2004         2005         2004
                   ------------ ------------ ------------ ------------
Earnings before
 income taxes
 (EBT)             $ 5,970,103  $ 2,307,138  $13,667,376  $ 5,924,957

Basic EBT per
 Share:
  Basic            $      0.50  $      0.20  $      1.16  $      0.53
  Diluted          $      0.47  $      0.19  $      1.11  $      0.49

Weighted average
 shares
 outstanding:
  Basic             11,965,993   11,368,868   11,738,149   11,275,086
  Diluted           12,654,448   12,353,626   12,327,647   12,111,583

    CONTACT: iMergent, Inc.
             Rob Lewis, 801-431-4695
             investor_relations@imergentinc.com
              or
             Lippert/Heilshorn & Assoc.
             David Barnard, 415-433-3777 (Investor Relations)
             David@lhai-sf.com
             Kirsten Chapman, 415-433-3777 (Investor Relations)
             Chenoa Taitt, 212-838-3777 (Media)
             ctaitt@lhai.com